Exhibit 10.2

AGREEMENT FOR GRANT OF NSR PRODUCTION ROYALTY AND SHARE ISSUE

This Agreement for Grant of NSR Production Royalty (herein “Agreement”), which supersedes the previous Agreement for Grant of NSR Production Royalty dated December 22, 2011, is made effective this 23rd day of August, 2014 by and among:

Spartan Gold Ltd., a company incorporated under the laws of the State of Nevada, with an address of 122 Fourth Avenue, Suite 103, Indialantic, Florida 32903 (hereinafter “Spartan”); and

Sphere Resources Inc., a company existing under the laws of the Yukon, Canada, with an address of 204 Black Street, Suite 300, Whitehorse, Yukon, Canada Y1A 2M9 (hereinafter “Sphere”).

Spartan and Sphere are herein referred to as the “Parties.”

WHEREAS:

The Parties entered into an Option and Property Acquisition Agreement (hereinafter “Poker Flats Option Agreement”) with Mexivada Mining Corporation (hereinafter “Mexivada”) executed and effective August 6, 2014 whereby Spartan was granted the sole and exclusive option to acquire an undivided seventy-five percent (75%) interest in certain mining claims owned by Mexivada in Elko County, Nevada, known as the Poker Flats Property (herein the “Poker Flats Option Agreement”), under the terms and conditions set forth in the Poker Flats Option Agreement; and

Pursuant to the terms of the Poker Flats Option Agreement, Sphere is obligated to issue 750,000 common shares of Sphere within 60 days of Spartan acquiring a 51% interest in the Property, and 750,000 common shares of Sphere within 60 days of Spartan acquiring a total of a 75% interest in the Property.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Spartan grants, conveys and assigns to Sphere a two percent (2%) Net Smelter Returns (NSR) Production Royalty, to be calculated in the same manner as the “Net Smelter Returns Production Royalty” defined in the Poker Flats Option Agreement, on its share of mineral production from the Poker Flats Property if and when there is production from the Poker Flats Property. This 2% NSR Production Royalty granted by Spartan to Sphere on Spartan's share of production from the Poker Flats Property is in addition to the three percent (3%) NSR Production Royalty retained by the owner of the mining claims leased to Mexivada and Area of Interest defined therein, subject to the Poker Flats Option Agreement.

2.  If and when Spartan elects to sell and convey all or a portion of its interest in the Poker Flats Property, Spartan shall have the right to purchase up to one hundred percent (100%) of the two percent (2%) NSR Production Royalty granted, conveyed and assigned by Spartan to Sphere on its share of production from the Poker Flats Property, under terms to be agreed upon by Spartan and Sphere.

3. It is understood and agreed among the Parties that if Spartan fails or is unable to exercise the option to acquire the Poker Flats Property under the Poker Flats Option Agreement, or Spartan elects not to purchase the NSR Production Royalty granted, conveyed and assigned to Sphere, before selling and conveying Spartan’s interest in the Poker Flats Property to an independent third party, such NSR Production Royalty held by Sphere, applicable to mineral production from the particular property, will terminate and be of no further force or effect. This provision does not apply to the three percent (3%) NSR Production Royalty on mineral production from the Poker Flats Property retained by the owner of the mining claims subject to the Poker Flats Option Agreement.

4. Within 60 days upon obtaining a 51% interest in the Property, Spartan agrees to issue 250,000 common shares of Spartan to Sphere and within 60 days upon obtaining a total of a 75% interest in the Property, Spartan agrees to issue 250,000 common shares of Spartan to Sphere.

5. Sphere agrees that they will not pursue acquisition of other mining properties or mining development opportunities within two (2) miles of the current boundary of the Poker Flats Property. It is agreed that Sphere may engage in acquisition of mining properties or mining development opportunities in other geographical areas should such opportunities arise.

If there is any conflict between the terms and conditions in (a) the Poker Flats Option Agreement, and (b) this Agreement with respect to matters covered by this Agreement, the terms and conditions in this Agreement shall govern.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SPARTAN GOLD LTD.	SPHERE RESOURCES INC.

/s/ William H. Whitmore, Jr.	/s/ Malcolm L. Stevens
By: William H. Whitmore, Jr.	By: Malcolm L. Stevens,
President	Executive Chairman and President

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